Exhibit 99.5
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Merge Healthcare Incorporated
Milwaukee, Wisconsin
     We have audited the accompanying consolidated balance sheets of Merge Healthcare Incorporated and subsidiaries (the Company) as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income (loss) for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merge Healthcare Incorporated at December 31, 2009 and 2008, and the results of its operations, cash flows, and comprehensive income (loss) for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for business combinations with the adoption of the guidance of Accounting Standards Codification Topic 805, Business Combinations effective January 1, 2009.
     We have also audited the presentation of net sales in the direct and indirect segments for the year ended December 31, 2007 as disclosed in Note 16. In our opinion, such disclosures are appropriate and Accounting Standards Codification Topic 280 on segment disclosures has been properly applied. We were not engaged to audit, review or apply any procedures to the 2007 financial statements other than with respect to the presentation of net sales in the direct and indirect segments and accordingly, we do not express an opinion or any other form of assurance on the 2007 financial statements taken as a whole.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Merge Healthcare Incorporated’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 12, 2010 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP
(formerly known as BDO Seidman, LLP)

Milwaukee, Wisconsin
March 12, 2010, except for the 2009 and 2008
information in Note 19 which is as of July 23, 2010

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Merge Healthcare Incorporated:
     We have audited the accompanying consolidated statements of operations, shareholders’ equity, comprehensive loss and cash flows of Merge Healthcare Incorporated and subsidiaries (the Company) for the year ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (Untied States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the statements of operations and cash flows of the Company for the year ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.
     We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the changes in segment disclosures described in note 1 and note 16 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by a successor auditor.
     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements included in the Form 10-K for the annual period ended December 31, 2007, the Company has suffered recurring losses from operations and negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Chicago, Illinois
March 31, 2008, except for the 2007 information in Note 19, as to which the date is July 26, 2010

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $559 and $621 at December 31, 2009 and 2008, respectively	$19,621	$17,848
Accounts receivable, net of allowance for doubtful accounts and sales returns of $1,287 and $1,378 at December 31, 2009 and 2008, respectively	17,219	12,779
Inventory	280	550
Prepaid expenses	1,896	1,509
Deferred income taxes	142	217
Other current assets	3,590	721

Total current assets	42,748	33,624
Property and equipment:
Computer equipment	8,542	6,317
Office equipment	2,347	1,989
Leasehold improvements	1,715	1,272

	12,604	9,578
Less accumulated depreciation	8,727	7,604

Net property and equipment	3,877	1,974
Purchased and developed software, net of accumulated amortization of $15,488 and $12,584 at December 31, 2009 and 2008, respectively	12,621	5,653
Customer relationships and trade names, net of accumulated amortization of $2,411 and $1,259 at December 31, 2009 and 2008, respectively	6,715	2,291
Goodwill	28,749	—
Deferred income taxes	4,689	4,585
Investments	523	5,690
Other assets	327	920

Total assets	$100,249	$54,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,444	$4,036
Accrued wages	1,950	1,590
Restructuring accrual	879	1,173
Current portion of capital lease obligations	130	—
Other accrued liabilities	1,535	2,421
Deferred revenue	15,579	16,150

Total current liabilities	24,517	25,370
Obligations under capital leases, excluding current portion	75	—
Note payable	—	14,230
Deferred income taxes	68	39
Deferred revenue	1,193	644
Income taxes payable	5,461	5,418
Other	798	195

Total liabilities	32,112	45,896
Shareholders’ equity:
Series B Preferred Stock, $0.01 par value: 1,000,000 shares authorized; zero shares issued and outstanding at December 31, 2009 and 2008	—	—
Series 3 Special Voting Preferred Stock, no par value: one share authorized; zero shares and one share issued and outstanding at December 31, 2009 and 2008	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized: 74,791,753 shares and 55,506,702 shares issued and outstanding at December 31, 2009 and 2008, respectively	748	555
Common stock subscribed; 9,978 shares and 30,271 shares at December 31, 2009 and 2008, respectively	32	37
Additional paid-in capital	524,114	465,083
Accumulated deficit	(458,356)	(458,641)
Accumulated other comprehensive income	1,599	1,807

Total shareholders’ equity	68,137	8,841

Total liabilities and shareholders’ equity	$100,249	$54,737

See accompanying notes to consolidated financial statements.

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share and per share data)

	Years Ended December 31,
	2009	2008	2007
Net sales:
Software and other	$33,037	$27,561	$29,590
Services and maintenance	33,804	29,174	29,982

Total net sales	66,841	56,735	59,572
Cost of sales:
Software and other	3,730	5,121	6,722
Services and maintenance	12,324	11,672	14,089
Depreciation, amortization and impairment	3,323	3,279	8,537

Total cost of sales	19,377	20,072	29,348

Gross margin	47,464	36,663	30,224
Operating costs and expenses:
Sales and marketing	9,203	9,313	18,565
Product research and development	10,689	13,240	21,065
General and administrative	13,005	20,461	29,492
Acquisition-related expenses	1,225	—	—
Goodwill and trade name impairment, restructuring and other expenses	1,613	11,816	124,131
Depreciation, amortization and impairment	2,766	3,530	8,209

Total operating costs and expenses	38,501	58,360	201,462

Operating income (loss)	8,963	(21,697)	(171,238)
Other income (expense):
Interest expense	(2,716)	(1,750)	(89)
Interest income	50	268	1,233
Other, net	(6,147)	(564)	(1,714)

Total other income (expense)	(8,813)	(2,046)	(570)

Income (loss) before income taxes	150	(23,743)	(171,808)
Income tax expense (benefit)	(135)	(60)	(240)

Net income (loss)	$285	$(23,683)	$(171,568)

Net income (loss) per share — basic	$0.00	$(0.51)	$(5.06)

Weighted average number of common shares outstanding — basic	60,910,268	46,717,546	33,913,379

Net income (loss) per share — diluted	$0.00	$(0.51)	$(5.06)

Weighted average number of common shares outstanding — diluted	62,737,821	46,717,546	33,913,379

See accompanying notes to consolidated financial statements.

MERGE HEALTHCARE INCORPORATED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2007, 2008 and 2009
(in thousands, except for share data)

	Preferred Stock		Common Stock						Accumulated
							Additional		Other	Total
	Shares	Issued	Shares	Subscribed	Shares	Issued	Paid-in	Accumulated	Comprehensive	Shareholders’
	Issued	Amount	Subscribed	Amount	Issued	Amount	Capital	Deficit	Income	Equity
Balance at December 31, 2006	1	$—	5,242	$33	29,291,030	$293	$451,130	$(263,390)	$1,859	$189,925
Exchange of exchangeable share rights into Common Stock	—	—	—	—	2,879,672	29	(29)	—	—	—
Stock issued under ESPP	—	—	(5,242)	(33)	21,494	—	121	—	—	88
Exercise of stock options	—	—	—	—	45,504	—	126	—	—	126
Share-based compensation expense	—	—	—	—	—	—	5,023	—	—	5,023
Net loss	—	—	—	—	—	—	—	(171,568)	—	(171,568)
Other comprehensive income	—	—	—	—	—	—	—	—	811	811

Balance at December 31, 2007	1	$—	—	$—	32,237,700	$322	$456,371	$(434,958)	$2,670	$24,405
Exchange of exchangeable share rights into Common Stock	—	—	—	—	883,180	9	(9)	—	—	—
Issuance of Common Stock	—	—	—	—	21,085,715	211	4,614	—	—	4,825
Stock issued under ESPP	—	—	30,271	37	61,822	1	62	—	—	100
Vesting of restricted stock	—	—	—	—	1,238,285	12	(12)	—	—	—
Share-based compensation expense	—	—	—	—	—	—	4,161	—	—	4,161
Cash dividend	—	—	—	—	—	—	(57)	—	—	(57)
Treasury stock repurchase and retirement	—	—	—	—	—	—	(47)	—	—	(47)
Net loss	—	—	—	—	—	—	—	(23,683)	—	(23,683)
Other comprehensive loss	—	—	—	—	—	—	—	—	(863)	(863)

Balance at December 31, 2008	1	$—	30,271	$37	55,506,702	$555	$465,083	$(458,641)	$1,807	$8,841
Exchange of exchangeable share rights into Common Stock	—	—	—	—	719,412	7	(7)	—	—	—
Retirement of preferred share	(1)	—	—	—	—	—	—	—	—	—
Stock issued for acquisitions	—	—	—	—	9,364,849	93	32,155	—	—	32,248
Stock issued under registered direct offering offering, net of issuance costs	—	—	—	—	9,084,032	91	25,084	—	—	25,175
Stock issued under ESPP	—	—	(20,293)	(5)	63,425	1	114	—	—	110
Vesting of restricted stock	—	—	—	—	53,333	1	(1)	—	—	—
Share-based compensation expense	—	—	—	—	—	—	1,686	—	—	1,686
Net income	—	—	—	—	—	—	—	285	—	285
Other comprehensive loss	—	—	—	—	—	—	—	—	(208)	(208)

Balance at December 31, 2009	—	$—	9,978	$32	74,791,753	$748	$524,114	$(458,356)	$1,599	$68,137

See accompanying notes to consolidated financial statements.

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$285	$(23,683)	$(171,568)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, amortization and impairment	6,089	6,809	16,746
Share-based compensation	1,686	4,161	5,009
Loss on disposal of subsidiaries	—	1,470	—
Amortization of note payable issuance costs & discount	1,533	604	—
Goodwill and trade name impairment	—	1,060	123,171
Other-than-temporary impairment on equity investments	—	1,435	1,166
Realized loss on investment	3,624	—	—
Provision for doubtful accounts receivable and sales returns, net of recoveries	416	316	1,100
Deferred income taxes	—	(175)	(202)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(1,768)	(1,472)	3,517
Inventory	494	1,204	410
Prepaid expenses	441	(54)	(310)
Accounts payable	(3,986)	(3,464)	(1,170)
Accrued wages	(780)	(1,032)	(1,544)
Restructuring accrual	(294)	1,042	(1,866)
Other accrued liabilities	(646)	290	(750)
Deferred revenue	(7,830)	(1,895)	(3,087)
Other	(234)	(192)	787

Net cash used in operating activities	(970)	(13,576)	(28,591)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(2,752)	—	—
Purchases of property, equipment, and leasehold improvements	(1,121)	(539)	(2,665)
Cash received on sale of subsidiary	—	499	—
Change in restricted cash	188	(258)	(200)
Proceeds from sale of equity investment	886	—	—
Capitalized software development	—	—	(817)

Net cash used in investing activities	(2,799)	(298)	(3,682)

Cash flows from financing activities:
Proceeds from issuance of note, net of non-cash discount of $510	—	14,490	—
Proceeds from issuance of Common Stock	25,175	5,479	—
Note and stock issuance costs paid	—	(2,386)	—
Proceeds from exercise of stock options and employee stock purchase plan	110	100	214
Principal payments on notes	(19,570)	—	—
Principal payments in capital leases	(111)	—	—
Repurchase of Common Stock	—	(47)	—
Dividends paid	—	(57)	—

Net cash provided by financing activities	5,604	17,579	214

Effect of exchange rates on cash and cash equivalents	—	(115)	(86)

Net increase (decrease) in cash and cash equivalents	1,835	3,590	(32,145)
Cash and cash equivalents (net of restricted cash), beginning of period (1)	17,227	13,637	45,782

Cash and cash equivalents (net of restricted cash), end of period (2)	$19,062	$17,227	$13,637

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$1,858	$975	$—
Cash paid for income taxes, net of refunds	$87	$17	$(247)

Non-Cash Investing and Financing Activities
Value of Common Stock issued for acquisitions	$32,248	$—	$—

(1)	Net of restricted cash of $621, $363, and $163 at December 31, 2008, 2007 and 2006, respectively.

(2)	Net of restricted cash of $559, $621, and $363 at December 31, 2009, 2008 and 2007, respectively.
See accompanying notes to consolidated financial statements.

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Years Ended December 31,
	2009	2008	2007

Net income (loss)	$285	$(23,683)	$(171,568)
Translation adjustment	—	221	(152)
Unrealized gain (loss) on marketable securities, net of income taxes	(208)	(1,084)	961

Comprehensive income (loss)	$77	$(24,546)	$(170,759)

See accompanying notes to consolidated financial statements.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
(1) Basis of Presentation and Significant Accounting Policies
Nature of Operations
     Merge Healthcare Incorporated, a Delaware corporation, and its subsidiaries (which we sometimes refer to collectively as Merge, we, us, or our) develop solutions that automate healthcare data and diagnostic workflow to enable a better electronic record of the patient experience, and to enhance product development for health IT, device and pharmaceutical companies and deliver related services.
Principles of Consolidation
     The consolidated financial statements include the financial statements of our wholly owned subsidiaries, and include the results of etrials Worldwide, Inc. (etrials) since July 20, 2009, and the results of Confirma, Inc. (Confirma) since September 1, 2009. All intercompany balances and transactions have been eliminated in consolidation.
     We have certain minority equity stakes in various companies accounted for as cost method investments. The operating results of these companies are not included in our results of operations.
Reclassifications
     Where appropriate, certain reclassifications have been made to the prior periods’ financial statements to conform to the current year presentation. Specifically, we have reclassified $649 of certain accrued expenses from other current liabilities to accounts payable in the balance sheet as of December 31, 2008 in order to conform to current year presentation.
Use of Estimates
     Our consolidated financial statements are prepared in accordance with United States of America (U.S.) generally accepted accounting principles (GAAP). These accounting principles require us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used when accounting for items and matters such as revenue recognition and allowances for uncollectible accounts receivable and sales returns, inventory obsolescence, depreciation and amortization, long-lived and intangible asset valuations, impairment assessments, restructuring reserves, taxes and related valuation allowance, income tax provisions, stock-based compensation, and contingencies. We believe that the estimates, judgments and assumptions are reasonable, based on information available at the time they are made. Actual results could differ from those estimates.
Segment Reporting
     Our Chief Executive Officer has been identified as the chief operating decision maker, and relies on the information derived from our financial reporting process to assess the performance and allocate resources within Merge Healthcare. On June 30, 2009, we completed enhancements to our financial reporting process to allow us to obtain discrete operating results for our business units. This business unit information was used by our Chief Executive Officer in the third quarter of 2009 to assess performance and allocate resources within Merge. As a result, effective in the third quarter of 2009, we have reportable segments, which we have designated as Direct and Indirect. These reportable segments are based on business unit operations that have similar economic characteristics.
     The Direct segment primarily sells directly to the end-users located primarily in the U.S. and Canada, and also distributes certain products through the Internet via our website. This segment consists of the Merge Fusion U.S. and Merge eClinical business units. The Indirect segment primarily sells software products and related services to Original Equipment Manufacturers, Value Added Resellers (VARs) and distributors world-wide. This segment consists of the Merge OEM and Merge CAD business units in addition to the Europe, Middle East and Africa operations of the Merge Fusion business unit (Merge Fusion EMEA).
Functional Currency
     The functional currency of all our foreign subsidiaries is the United States of America dollar (U.S. Dollar). Foreign currency denominated revenues and expenses are translated at weighted average exchange rates throughout the year. Foreign currency denominated monetary assets and liabilities are translated at rates prevailing at the balance sheet dates. Translation adjustments arising from the use of differing exchange rates from period to period are included as a

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
component of other comprehensive income (loss). Foreign exchange gains and losses on transactions during the year are reflected in the consolidated statements of operations, as a component of other income (expense), net.
Fair Value of Financial Instruments
     Our financial instruments include cash and cash equivalents, accounts receivable, marketable and non-marketable securities, accounts payable, note payable, and certain accrued liabilities. The carrying amounts of these assets and liabilities approximate fair value due to the short maturity of these instruments, except for the non-marketable equity securities. The estimated fair values of the non-marketable equity securities have been determined from information obtained from independent valuations and management estimates.
     We use a three-tier value hierarchy to prioritize the inputs used in measuring fair value of our financial assets and liabilities. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions.
     We also consider additional information in estimating fair value when the volume and level of activity for the asset or liability have significantly decreased, or circumstances indicate a transaction is not suitable for fair value measurement. We disclose the required information about fair value of financial instruments in our interim financial statements as well as in our annual financial statements. See Note 5 for further discussion of the fair value of our financial instruments.
Derivative Financial Instruments
     As part of the 2008 financing transaction with Merrick RIS, LLC (Merrick) discussed in Note 6, the note payable to Merrick, which was repaid in full in 2009, included change of control and default provisions. These provisions were considered put options which were required to be bifurcated from the debt instrument and accounted for separately as derivative instruments. The fair value of these options is recorded in long-term liabilities as of December 31, 2008. As of December 31, 2009, we had no derivative financial instruments outstanding.
Cash and Cash Equivalents
     Cash and cash equivalents consist of balances with banks (including restricted cash) and liquid short-term investments with original maturities of ninety days or less and are carried on the balance sheet at cost plus accrued interest. As of December 31, 2009, restricted cash consists primarily of a letters-of-credit relating to three of our leased facilities.
Inventory
     Inventory, consisting principally of raw materials and finished goods (primarily purchased third-party hardware), is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.
Other Current Assets
     Other current assets consist primarily of revenue recognized that has not yet been billed to a customer, taxes receivable and other non-trade receivables, all of which are due within the next twelve months. The balances are comprised of the following as of December 31, 2009 and 2008:

	December 31,
	2009	2008
Unbilled A/R	$2,054	$270
Taxes receivable	331	322
Other non-trade receivables	1,205	129

	$3,590	$721

     As of December 31, 2009, the other non-trade receivables balance includes $694 of tenant improvement allowance provided by the landlord of our Mississauga, Ontario location, for which we expect to receive payment in the first quarter of 2010.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
Property and Equipment
     Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Useful lives of our major classes of property and equipment are two to three years for computer equipment and five to seven years for office equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the term of the lease.
Long-Lived Assets
     Long-lived assets, including property and equipment and customer intangibles, are amortized over their expected lives, which are estimated by us. For our customer intangibles, the method of amortization we use reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. If that pattern cannot be reliably determined, a straight-line amortization method is used. We also make estimates of the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, based primarily upon whether expected future undiscounted cash flows are sufficient to support the asset’s recovery. If the actual useful life of a long-lived asset is shorter than the useful life estimated by us, the asset may be deemed to be impaired, and, accordingly, a write-down of the value of the asset determined by a discounted cash flow analysis, or a shorter amortization period, may be required. We have reviewed long-lived assets with estimable useful lives and determined that their carrying values as of December 31, 2009 are recoverable in future periods.
Purchased and Developed Software
     All research and development costs incurred prior to the point at which management believes a project has reached technological feasibility are expensed as incurred. Software development costs incurred subsequent to reaching technological feasibility are capitalized and reported at the lower of unamortized cost or net realizable value.
     Amortization of purchased and developed software is provided on a product basis over the expected economic life of the related software, generally five years, using the straight-line method. This method generally results in greater amortization than the method based on the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. We assess the recoverability of purchased and developed software costs quarterly by determining whether the net book value of such costs can be recovered through future net operating cash flows based on the sales of the respective products.
Investments
     At December 31, 2009, we held certain securities in a publicly traded entity and private companies which are classified as non-current assets. The investment in the publicly traded equity security, over which we do not exert significant influence, is classified as “available-for-sale” and reported at fair value. Unrealized gains and losses are reported within the accumulated other comprehensive income component of shareholders’ equity. The investments in equity securities of private companies, over which we do not exert significant influence, are reported at cost or fair value, if an other-than-temporary loss has been determined. Any loss due to impairment in value is recorded when such loss occurs. See Note 5 for further discussion of the fair values of our investments.
Goodwill and Other Intangible Assets
     We review goodwill and indefinite lived intangible assets for impairment annually or more frequently if impairment indicators arise. Our policy provides that goodwill and indefinite lived intangible assets will be reviewed for impairment as of October 1st or December 31st of each year, depending on the reporting unit in which the assets reside. In calculating potential impairment losses, we evaluate the fair value of goodwill and intangible assets using either quoted market prices or, if not available, by estimating the expected present value of their future cash flows. Identification of, and assignment of assets and liabilities to, a reporting unit require our judgment and estimates. In addition, future cash flows are based upon our assumptions about future sales activity and market acceptance of our products. If these assumptions change, we may be required to write down the gross value of our remaining indefinite lived intangible assets to a revised amount. See Note 4 for a discussion of the impairment of goodwill, trade names and other intangible assets during the years ended December 31, 2009, 2008 and 2007.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
Warranties
     We generally provide up to twelve months of warranty on our hardware sales. We have provided for expected hardware warranty costs based on our historical experience. Accrued warranty was $5 and $125 at December 31, 2009 and 2008, respectively.
Guarantees
     We recognize the fair value of guarantee and indemnification arrangements issued or modified by us, as applicable. In addition, we must continue to monitor the conditions that are subject to the guarantees and indemnifications in order to identify if a loss has occurred. If we determine it is probable that a loss has occurred, then any such estimable loss would be recognized under those guarantees and indemnifications.
     Under our standard software license agreements, we agree to indemnify, defend and hold harmless our licensees from and against certain losses, damages and costs arising from claims alleging the licensees’ use of our software infringes the intellectual property rights of a third party. Historically, we have not been required to pay material amounts in connection with claims asserted under these provisions, and, accordingly, we have not recorded a liability relating to such provisions. We also represent and warrant to licensees that our software products will operate substantially in accordance with published specifications, and that the services we perform will be undertaken by qualified personnel in a professional manner conforming to generally accepted industry standards and practices. Historically, only minimal costs have been incurred relating to the satisfaction of product warranty claims.
     Other guarantees include promises to indemnify, defend and hold harmless each of our executive officers, non-employee directors and certain key employees from and against losses, damages and costs incurred by each such individual in administrative, legal or investigative proceedings arising from alleged wrongdoing by the individual while acting in good faith within the scope of his or her job duties on our behalf.
Income Taxes
     As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. Our provision for income taxes is determined using the asset and liability approach for accounting for income taxes. A current liability is recognized for the estimated taxes payable for the current year. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which the timing differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates or tax laws are recognized in the provision for income taxes in the period that includes the enactment date.
     Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount more-likely-than-not to be realized. Changes in valuation allowances will flow through the statement of operations unless related to deferred tax assets that expire unutilized or are modified through translation, in which case both the deferred tax asset and related valuation allowance are similarly adjusted. Where a valuation allowance was established through purchase accounting for acquired deferred tax assets, any future change outside the measurement period will be credited or charged to income tax expense.
     The determination of our provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and recording the related tax assets and liabilities. In the ordinary course of our business, there are transactions and calculations for which the ultimate tax determination is uncertain. In spite of our belief that we have appropriate support for all the positions taken on our tax returns, we acknowledge that certain positions may be successfully challenged by the taxing authorities. We determine the appropriate amount of tax benefits to be recognized with respect to uncertain tax positions. Unrecognized tax benefits are evaluated quarterly and adjusted based upon new information, resolution with taxing authorities and expiration of the statute of limitations. The provision for income taxes includes the impact of changes in the liability for our uncertain tax positions. Although we believe our recorded tax assets and liabilities are reasonable, tax laws and regulations are subject to interpretation and inherent uncertainty; therefore, our assessments can involve both a series of complex judgments about future events and rely on estimates and assumptions. Although we believe these

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
estimates and assumptions are reasonable, the final determination could be materially different than that which is reflected in our provision for income taxes and recorded tax assets and liabilities.
Accumulated Other Comprehensive Income
     Foreign currency translation adjustments and unrealized gains or losses on our available-for-sale securities, net of applicable taxes, are included in accumulated other comprehensive income, and are further detailed in Note 5 for the years ended December 31, 2009 and 2008.
Revenue Recognition
     Revenues are derived primarily from the licensing of software, sales of hardware and related ancillary products, hosted clinical trial software-as-a-service (SaaS) offerings, installation and engineering services, training, consulting, and software maintenance and support. Inherent to software revenue recognition are significant management estimates and judgments in the interpretation and practical application of the complex rules to individual contracts. These interpretations generally would not influence the amount of revenue recognized, but could influence the timing of such revenues. Typically, our contracts contain multiple elements, and while the majority of our contracts contain standard terms and conditions, there are instances where our contracts contain non-standard terms and conditions. As a result, contract interpretation is sometimes required to determine the appropriate accounting, including whether the deliverables specified in a multiple-element arrangement should be treated as separate units of accounting for revenue recognition purposes, and if so, the relative fair value that should be allocated to each of the elements and when to recognize revenue for each element.
     We recognize revenue on software arrangements involving multiple elements, including separate arrangements with the same customer executed within a short time frame of each other, based on the vendor-specific objective evidence (VSOE) of fair values of those elements. For the majority of our business, we determine the fair value of the maintenance and support portion of the arrangement based on the substantive renewal price of the maintenance offered to customers, which generally is stated in the contract. The fair value of installation, engineering services, training, and consulting is based upon the price charged when these services are sold separately. For sales transactions where the software is incidental or the only contract deliverable is engineering or other services, as well as hardware transactions where no software is involved, we recognize revenue based on either VSOE of fair value or other third-party evidence (TPE) of fair value of those elements.
     Revenue from multiple-element arrangements is recognized using the residual method. Under the residual method, revenue is recognized in a multiple element arrangement when fair value exists for all of the undelivered elements in the arrangement, even if fair value does not exist for one or more of the delivered elements in the arrangement, assuming all other conditions for revenue recognition have been satisfied. If evidence of fair value cannot be established for the maintenance and support element of a sale, and it represents the only undelivered element, all contract elements are deferred and recognized ratably over the related maintenance and support period.
     Provided that evidence of an arrangement exists, fees are fixed or determinable, collection of the related receivable is probable, fair value for the undelivered elements exist and there are no other contract considerations resulting in the deferral of revenue, we typically recognize revenue in the following manner:
•	Software licenses and hardware are recognized upon delivery, while installation, engineering services, training, and consulting services are recognized as performed and maintenance and support is recognized ratably over the period in which the services are performed. This is the primary method used for sales from our Indirect segment as software products are typically fully functional upon delivery and do not require significant modification or alteration. Any subsequent software royalties associated with such contracts are generally recognized as reported by the customer. Revenue is also recognized in this manner for certain Direct segment sales and the majority of sales of additional modules to existing customers.

•	Software licenses sold through annual contracts that include software maintenance and support are deferred and recognized ratably over the one-year period.

•	Revenues derived from SaaS offerings are generally recognized using the proportional performance method as we provide software application-hosting and related services to customers under fixed-price contracts. Such contracts are entered into by certain Direct segment customers with clinical trial products comprising

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
the vast majority. These contracts consist of master agreements containing general terms and conditions and separately negotiated addendums (called task orders) which include services, software subscription and usage fees, and hosting fees. Customers generally have the ability to terminate contracts upon 30 days notice. However, these contracts typically require payment of fees earned from all services provided through the termination date. In the event that a customer cancels a task order, all deferred revenue is recognized and certain termination related fees may be charged.

•	If services are considered essential to the functionality of the software, revenue is recognized based on service hours expended through project completion and maintenance and support is recognized thereafter ratably over the applicable period.
     If services are considered essential, we recognize revenue using either the proportional performance guidelines or percentage of completion accounting, as appropriate. Revenue is determined by the input method based upon the amount of labor hours expended compared to the total labor hours expended plus the estimated amount of labor hours to complete the project. Total estimated labor hours are based on management’s best estimate of the total amount of time it will take to complete a project. These estimates require the use of judgment. A significant change in one or more of these estimates could affect the profitability of one or more of our contracts. We review our contract estimates periodically to assess the possible need for revisions in contract values and estimated labor hours, and reflect changes in estimates in the period that such estimates are revised under the cumulative catch-up method. When estimates indicate a loss, such loss is recognized in the current period in its entirety. Because of the inherent uncertainties in estimating total labor hours, it is possible that the estimates will change and could result in a material change of revenue recognized in the applicable period. We record a loss for a contract at the point it is determined that the total estimated contract costs will exceed management’s estimates of contract revenues. As of December 31, 2009, we have not experienced any material losses on uncompleted contracts.
     We assess collectability based on a number of factors, including past transaction history with the customer and the credit worthiness of the customer. We must exercise our judgment when we assess the probability of collection and the current credit worthiness of each customer. If the financial condition of our customers were to deteriorate, it could affect the timing and the amount of revenue we recognize on a contract. In addition, in certain transactions prior to 2007, we negotiated with customers a provision that included our receipt of ownership in the customer’s common stock as part of the sale. We generally do not request collateral from customers. We have provided for an allowance for estimated returns and credits based on our historical experience of returns and customer credits.
     Deferred revenue is comprised of deferrals for license fees, support and maintenance and other services. Long-term deferred revenue as of December 31, 2009 represents license fees, support and maintenance and other services to be earned or provided beginning January 1, 2011. Revenue recognized that has not yet been billed to a customer results in an asset as of the end of the respective period. The majority of such asset is comprised of clinical trial SaaS offering contracts where certain amounts are billable upon the achievement of milestones or in accordance with predetermined payment schedules. As of December 31, 2009 and 2008, there was $2,054 and $270 recorded within other current assets.
     We record reimbursable out-of-pocket expenses in both services and maintenance net sales and as a direct cost of services and maintenance. The reimbursement by customers of shipping and handling costs are recorded in software and other net sales and the associated cost as a cost of sale. We account for sales taxes on a net basis.
Share-Based Compensation
     We calculate share-based compensation expense based on the estimated grant-date fair value using the Black-Scholes option pricing model, and recognize the expense on a straight-line basis over the vesting period, net of estimated forfeitures. We evaluate the assumptions used to value stock options and restricted stock awards on a quarterly basis. The estimation of share-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.
Recent Accounting Pronouncements
     We describe below recent pronouncements that have had or may have a significant effect on our financial statements. We do not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to our financial condition, results of operations, or related disclosures.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
     In December 2007, the Financial Accounting Standards Board (FASB) issued new guidance, as set forth in ASC Topic No. 805, Business Combinations, requiring an acquirer in a business combination to allocate the purchase price of an acquired business, on a preliminary basis, to the identified assets and liabilities acquired based on their estimated fair values at the dates of acquisition, with any residual amounts allocated to goodwill. Goodwill is allocated to our reporting units based on the reporting units that will benefit from the acquired assets and liabilities. Purchase price allocations are considered preliminary until we have obtained all required information to complete the allocation. Although the time required to obtain the necessary information will vary with circumstances specific to an individual acquisition, the “allocation period” for finalizing purchase price allocations would not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation, depletion or amortization expense in future periods. Revisions to preliminary purchase price allocations, if any, are reflected retrospectively. Assets acquired in a business combination that will be sold are valued at fair value less cost to sell. Results of operating these assets are recognized currently in the period in which those operations occur. In April 2009, the FASB amended and clarified the initial recognition and measurement, subsequent measurement and accounting, and related disclosures arising from contingencies in a business combination. Assets and liabilities arising from contingencies in a business combination are to be recognized at their fair value on the acquisition date if fair value can be determined during the measurement period. If fair value cannot be determined, the existing guidance for contingencies and other authoritative literature should be followed. This new guidance is effective for periods beginning on or after December 15, 2008, and applies to business combinations occurring after the effective date. We adopted this ASC effective January 1, 2009. We have applied the provisions to all of our business combinations in 2009 and will apply the provisions prospectively for any future business combinations.
     In May 2009, the FASB issued guidance regarding general standards of accounting for and disclosure of an event that occurs after the balance sheet date but before financial statements are issued or are available to be issued. This guidance is set forth in ASC Topic No. 855, Subsequent Events (ASC No. 855). ASC No. 855 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occur after the balance sheet date. We adopted this standard effective June 15, 2009 and have evaluated any subsequent events through the date of this filing. We do not believe there are any material subsequent events, other than those addressed in these Notes, which would require further disclosure.
     In June 2009, the Financial Accounting Standards Board (“FASB”) issued Update No. 2009-01, which establishes the FASB Accounting Standards Codification (“ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP). The ASC is effective for interim and annual periods ending after September 15, 2009. We adopted the ASC when referring to GAAP as of September 30, 2009. The adoption did not have an impact on our consolidated results.
In October 2009, the FASB issued ASC Update No. 2009-13, Multiple-Deliverable Revenue Arrangements (Update No. 2009-13). Update No. 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB ASC Subtopic No. 605-25, Multiple Element Arrangements. Under the new guidance, when VSOE or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. This new approach is effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. We are currently evaluating the potential impact of Update No. 2009-13 on our consolidated financial statements.
     In October 2009, the FASB issued ASC Update No. 2009-14, Certain Arrangements That Contain Software Elements (Update No. 2009-14). Update No. 2009-14 amends the scope of ASC Subtopic No. 985-605, Revenue Recognition, to exclude tangible products that include software and non-software components that function together to deliver the product’s essential functionality. This Update shall be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Earlier application is permitted as of

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
the beginning of a company’s fiscal year provided the company has not previously issued financial statements for any period within that year. An entity shall not elect early application of Update No. 2009-14 unless it also elects early application of Update No. 2009-13. We are currently evaluating the potential impact of Update No. 2009-14 on our consolidated financial statements.
(2) Acquisitions
etrials Worldwide, Inc.
     On July 20, 2009, we completed the acquisition of etrials, a provider of clinical trials software and services to pharmaceutical, biotechnology, medical device, and contract research organizations. The transaction was announced on June 1, 2009, upon the execution of a definitive agreement, and closed on July 20, 2009. Under the terms of the Merger Agreement, we acquired all of the outstanding shares of common stock of etrials for consideration per share of $0.80 in cash, without interest, and 0.3448 shares of our Common Stock. Upon completion of the acquisition, we renamed this entity Merge eClinical. Our consolidated statements of operations include etrials sales of $5,799 and net income of $149 for the period July 20, 2009 through December 31, 2009.
Reasons for the Transaction
     Our acquisition of etrials will allow us to create an organization capable of providing clinical trial sponsors and contract research organizations (CROs) comprehensive and configurable solutions that integrate critical imaging technologies with electronic eclinical capabilities to address the needs of all the stakeholders in clinical trials utilizing imaging.
Acquisition Accounting
     The transaction consideration was valued at approximately $25,077, including the exchange of 3,942,732 shares at a market price of $4.04 per share, and $9,149 in cash. The fair value of stock issued was based upon the NASDAQ closing price of our Common Stock on July 20, 2009. The acquisition was accounted for using the acquisition method of accounting. We were considered the accounting acquirer, requiring the purchase consideration to be allocated to etrials’ net tangible and intangible assets based on their respective fair values as of the closing date, with the residual reflected as goodwill. The allocation of the purchase consideration is based upon estimates made by us with the assistance of independent valuation specialists. The purchase price allocation, based on etrials’ assets and liabilities as of July 20, 2009, was as follows:

Estimated
Fair Value
Cash	$6,077
Other tangible assets	4,565
Liabilities assumed	(5,215)
Purchased and developed software	3,950
Customer relationships	2,640
In-process research and development	760
Trade names	270
Goodwill	12,030

Total consideration	$25,077

     The amounts allocated to purchased and developed software, customer relationships, trade names and in-process research and development (IPR&D) are estimated by us based on the work performed by independent valuation specialists, primarily through the use of discounted cash flow techniques. Appraisal assumptions utilized under these methods include a forecast of estimated future net cash flows, as well as discounting the future net cash flows to their present value. Acquired intangible assets are being amortized over the estimated useful lives as set forth in the following table:

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)

Years
Proprietary technology	7.0
Customer relationships	10.0
Trade names	6.0
IPR&D	5.0
Goodwill	Indefinite
     The asset lives are determined based on projected future economic benefits and expected life cycles of the acquired intangible assets. Amortization on the value assigned to IPR&D commenced upon completion of the associated research and development efforts.
     The value assigned to acquired IPR&D is determined by identifying the acquired specific IPR&D projects that will be continued, and for which (1) technological feasibility has not been established at the acquisition date, (2) there is no alternative future use, and (3) the fair value is estimable with reasonable reliability. The nature of the efforts to develop the in-process technology into the commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the technology can be produced to meet its design specification, including function, features and technical performance requirements. At the date of the business combination, etrials had an in-process project meeting the above criteria involving an electronic data capture (EDC) platform. Upon the projects reaching general availability in 2009, we commenced amortization of the associated value assigned to IPR&D, using a useful life of five years. Total amortization expense was $13 in the year ended December 31, 2009.
     The amount assigned to goodwill is not being amortized, but is tested for impairment annually or under certain circumstances that may indicate a potential impairment. The $12,030 assigned to goodwill is not deductible for federal income tax purposes.
     Upon completion of the etrials acquisition, we assumed $1,770 in debt, which was repaid in full in the third quarter of 2009.
Confirma, Inc.
     On September 1, 2009, we completed the acquisition of Confirma, a provider of computer systems for processing and presentation of data from magnetic resonance imaging (MRI) studies. The transaction was announced on August 7, 2009, upon the execution of a definitive agreement, and closed on September 1, 2009. Under the terms of the Merger Agreement, we acquired all outstanding shares of Confirma in exchange for 5,422,104 shares of our Common Stock. Upon completion of the acquisition, we renamed this entity Merge CAD. Our consolidated statements of operations include Confirma sales of $2,398 and net loss of $1,840 for the period September 1, 2009 through December 31, 2009.
Reasons for the Transaction
     Our acquisition of Confirma creates an organization providing advanced applications for visualization and analysis of MRI studies that has the capability to widen the global adoption of this type of technology through our international distribution network.
Acquisition Accounting
     The transaction consideration was valued at approximately $16,225, including the exchange of 5,422,104 shares at a market price of $3.01 per share, of which 46,628 shares were placed in escrow. The transaction consideration excludes $96 for claims against the escrow. The fair value of stock issued was based upon the NASDAQ closing price of our Common Stock on September 1, 2009. The acquisition was accounted for using the acquisition method of accounting. We were considered the accounting acquirer, requiring the purchase consideration to be allocated to Confirma’s net tangible and intangible assets based on their respective fair values as of the closing date, with the residual reflected as goodwill. The allocation of the purchase consideration is based upon estimates made by us with the assistance of independent valuation specialists. The purchase price allocation, based on Confirma’s assets and liabilities as of September 1, 2009, was as follows:

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)

Estimated
Fair Value
Cash	$2,696
Other tangible assets	3,451
Liabilities assumed	(9,867)
Purchased and developed software	4,300
Customer relationships	2,100
Trade names	300
Goodwill	13,245

Total consideration	$16,225

     The amounts allocated to purchased and developed software, customer relationships and trade names are estimated by us based on the work performed by independent valuation specialists, primarily through the use of discounted cash flow techniques. Appraisal assumptions utilized under these methods include a forecast of estimated future net cash flows, as well as discounting the future net cash flows to their present value. Acquired intangible assets are being amortized over the useful lives as set forth in the following table:

Years
Proprietary Technology	5.3
Customer Relationships	9.5
Trade names	10.0
Goodwill	Indefinite
     The asset lives are determined based on projected future economic benefits and expected life cycles of the acquired intangible assets. The amount assigned to goodwill is not being amortized, but is tested for impairment annually or under certain circumstances that may indicate a potential impairment. The $13,245 assigned to goodwill is not deductible for federal income tax purposes.
     Upon completion of the Confirma acquisition, we assumed $2,800 in debt, which was repaid in full in the third quarter of 2009.
Pro forma Results
     The following unaudited pro forma condensed combined results of operations for the years ended December 31, 2009 and 2008, respectively, are based on the historical financial statements of Merge, etrials and Confirma giving effect to the business combination as if it had occurred at the beginning of the periods presented. Therefore, this pro forma data has been adjusted to exclude pre-acquisition intangible amortization, share-based compensation and warrant expense of etrials and Confirma, while including amortization of intangible assets purchased in the respective acquisitions during the entire applicable periods. This data is not necessarily indicative of the results of operations that would have been generated if the transaction had occurred at the beginning of the respective periods. Moreover, this data is not intended to be indicative of future results of operations.

	Years Ended
	2009	2008
Revenue	$83,951	$91,121
Net loss	(5,256)	(44,602)
Loss per share:
Basic	$(0.08)	$(0.80)
Diluted	$(0.08)	$(0.80)
     We completed 2 insignificant acquisitions in 2009, with total transaction consideration of $2,593. As a result of these acquisitions, we recorded purchased and developed software, customer relationships, and goodwill of $1,020, $340 and $3,475, respectively. The operating results of these acquisitions are included in our consolidated financial statements from the respective dates of the acquisitions. The pro forma results displayed above have not been adjusted for these acquisitions, as they were determined to be immaterial both individually and in aggregate.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
(3) Accounts Receivable
     Substantially all receivables are derived from sales and related services, support and maintenance of our products to health IT, device and pharmaceutical companies located throughout the U.S. and in certain foreign countries as indicated in Note 16.
     Our accounts receivable balance is reported net of an allowance for doubtful accounts and an allowance for sales returns. We provide for an allowance for estimated uncollectible accounts and sales returns based upon historical experience and management’s judgment. As of December 31, 2009 and 2008, the allowances for estimated uncollectible accounts and sales returns were $1,287 and $1,378, respectively.
     The following table shows the changes in our allowance for doubtful accounts and sales returns.

		Additions
	Balance at	charged to
	beginning of	revenue and		Balance at
Description	period	expenses	Deductions	end of period
For year ended December 31, 2009:
Allowance for doubtful accounts and sales returns	$1,378	$416	$(507)	$1,287
For year ended December 31, 2008:
Allowance for doubtful accounts and sales returns	$2,209	$316	$(1,147)	$1,378
For year ended December 31, 2007:
Allowance for doubtful accounts and sales returns	$2,553	$1,100	$(1,444)	$2,209
(4) Goodwill, Trade Names and Intangible Assets
Goodwill is our primary intangible asset and is not subject to amortization. The changes in carrying amount of goodwill by segment for the year ended December 31, 2009, are as follows:

	Indirect	Direct	Total
Balance at January 1, 2009	$—	$—	$—
Goodwill due to etrials acquisition	—	12,030	12,030
Goodwill due to Confirma acquisition	13,245	—	13,245
Goodwill due to insignificant acquisitions	—	3,474	3,474

Balance at December 31, 2009	$13,245	$15,504	$28,749

     In 2009, we did not record any impairment of our goodwill since the fair value of our reporting units substantially exceeds the carrying value.
     On June 4, 2008, we announced that we were renaming our business units. As a result of this action, the Cedara trade name was impaired. We recorded a charge of $1,060 during the second quarter of 2008 in trade name impairment, restructuring and other expense within our consolidated statement of operations.
     During the year ended December 31, 2007, several material events occurred that resulted in an environment of uncertainty surrounding Merge, and diverted the attention of certain board members and management from our business operations for periods of time. This uncertainty lead us to question whether we might not be able to recover the intangible assets’ carrying amounts or that the fair value of our single reporting unit did not support the carrying value of goodwill.
     We evaluated whether or not the circumstances indicated that the carrying amounts of our property and equipment and customer relationships were recoverable, based primarily on whether future undiscounted cash flows were sufficient to support the asset’s recovery. As a result of certain analyses and impairment tests performed in accordance with ASC Topic 350, Intangibles — Goodwill and Other, the Audit Committee of our Board of Directors determined that there was an impairment to certain intangible assets. We completed these assessments of fair value utilizing the assistance of independent valuation specialists. Based on our assessments, our goodwill was fully impaired as of December 31, 2007. The following table details all impairment charges recorded during the year ended December 31, 2007:

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)

	Statement of Operations Classification
		Operating Costs
Asset Impaired	Cost of Sales	and Expenses	Total
	Year ended December 31, 2007
Purchased software	$1,091	$—	$1,091
Capitalized software	3,470	—	3,470
Patents	133	—	133
Customer relationships	—	4,252	4,252
Trade names	—	800	800
Goodwill	—	122,371	122,371

Total	$4,694	$127,423	$132,117

     Other than capitalized software development costs, our intangible assets subject to amortization are summarized as of December 31, 2009 and 2008 as follows:

	Weighted-
	Average	December 31, 2009		December 31, 2008
	Remaining	Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Period (Years)	Amount	Amortization	Amount	Amortization
Purchased technology	4.4	$20,694	$(9,350)	$11,424	$(6,888)
Customer relationships	7.4	8,556	(2,382)	3,550	(1,259)
Trade names	7.8	570	(29)

Total		$29,820	$(11,761)	$14,974	$(8,147)

     The estimated asset lives are determined based on projected future economic benefits and expected life cycles of the purchased software, customer relationships and trade names.
     Amortization expense for purchased software, which is being expensed within cost of sales on a ratable basis over the life of the related intangible asset, was $2,462, $2,517 and $3,938 in the years ended December 31, 2009, 2008 and 2007, respectively. Included within the expense are purchased software impairment charges of $398 and $1,091 during the years ended December 31, 2008 and 2007, respectively, as a result of our net realizable value analysis associated with certain product lines. Customer relationships and trade names amortization expense, which is being expensed in the depreciation, amortization and impairment classification of operating costs and expenses over the life of the related intangible asset, was $1,226, $1,000 and $6,220 in the years ended December 31, 2009, 2008 and 2007, respectively. The expense in 2007 includes an impairment charge of $4,252.
     In the year ended December 31, 2009, we increased the gross carrying amount of purchased software, customer relationships and trade names by $10,030, $5,080 and $570, respectively, related to significant acquisitions and insignificant asset purchases completed in 2009.
     The estimated future amortization expense of purchased software, customer relationships and trade names as of December 31, 2009 is as follows:

For the year ended December 31:	2010	5,091
	2011	3,403
	2012	2,203
	2013	2,180
	2014	2,066
	Thereafter	3,116
     As of December 31, 2009, we had gross capitalized software development costs of $7,415 and accumulated amortization of $6,138. As of December 31, 2008, we had gross capitalized software development costs of $6,813 and accumulated amortization of $5,696. The weighted average remaining amortization period of capitalized software development costs was 3.3 years as of December 31, 2009. In the year ended December 31, 2009, we recorded $760 of

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
capitalized software development costs (which had been valued as part of the etrials acquisition as IPR&D) upon the projects reaching general availability in 2009. In the years ended December 31, 2008 and 2007, we capitalized software development costs of zero and $817, respectively. Amortization expense, including impairments, related to capitalized software development costs of $600, $762 and $4,599 was recorded in amortization and related impairment cost of sales during the years ended December 31, 2009, 2008 and 2007, respectively. We recorded an impairment of $3,470 in the year ended December 31, 2007, as a result of our net realizable value analysis associated with certain projects (some of which were still in development at the time of impairment) or as we no longer anticipated future sales of certain products.
     In the year ended December 31, 2009, we received cash proceeds of $510 from the sale of patents which we determined were not necessary to support our business.
(5) Fair Value Measurement
Non-Current Investments
     The following tables set forth our non-current investments that are carried at fair value:

				Balance at
				December 31,
	Level 1	Level 2	Level 3	2009
Investment in publicly traded equity securities	$110	$—	$—	$110
Investments in equity securities of private companies	—	—	413	413

Total	$110	$—	$413	$523

				Balance at
				December 31,
	Level 1	Level 2	Level 3	2008
Investment in publicly traded equity securities	$318	$—	$—	$318
Investments in equity securities of private companies	—	—	5,372	5,372

Total	$318	$—	$5,372	$5,690

     Due to the acquisition of Eklin Medical Systems, Inc. (Eklin) by VCA Antech, Inc. in July 2009, we sold our equity investment in Eklin for proceeds of $1,335. We received cash of $886 in the third quarter of 2009, with the remaining balance of $449 being held in an escrow account for up to two years to satisfy any remaining obligations which may arise from the transaction. We have recorded a charge of $3,624 in the year ended December 31, 2009 related to the realized loss on the sale of our investment in Eklin. As a result of the evaluation of our Level 3 investments in the year ended December 31, 2008, we determined there was a significant change in the fair value and recorded an impairment charge of $1,435. Both the realized loss and the impairment charge are included in the other, net line of our condensed consolidated statements of operations. The following table sets forth the change in the fair value of our Level 3 non-current investments for the periods indicated:

	Year Ended December 31,
	2009	2008
Balance at January 1	$5,372	$6,807
Sale of investment	(1,335)	—
Impairment charge	—	(1,435)
Realized loss	(3,624)	—

Balance at December 31	$413	$5,372

     Unrealized gains or losses on our available-for-sale (publicly traded) security, as well as foreign currency translation adjustments, are components of accumulated other comprehensive income as set forth in the following table:

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)

	December 31,
	2009	2008
Cumulative translation adjustment	$1,936	$1,936
Net unrealized loss on available-for-sale security	(337)	(129)

Total accumulated other comprehensive income	$1,599	$1,807

(6) Debt and Other Transactions with Related Party
     On June 4, 2008, we completed a private placement by which we raised net proceeds of $16,639 through a transaction with Merrick RIS, LLC (Merrick), an affiliate of Merrick Ventures, LLC (Merrick Ventures), pursuant to an agreement that was executed on May 21, 2008. Based on the terms of the private placement, we received $20,000 from Merrick in exchange for a $15,000 senior secured term note (the Note) and 21,085,715 shares of our Common Stock. On November 18, 2009, we repaid the Note in full, including a prepayment penalty of $2,700 and accrued interest of $395. As a result, a total of $3,329, including the prepayment penalty and remaining balances of the issuance costs and note discount, was expensed to the other, net line of our statement of operations. Interest on the note was 13.0% per annum, payable quarterly in arrears.
     Michael W. Ferro, Jr. and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interest in Merrick Ventures. Mr. Ferro, who is the chairman of our board of directors, also serves as the chairman and chief executive officer of Merrick Ventures. Accordingly, Mr. Ferro indirectly owns or controls all of the shares owned by Merrick. As of December 31, 2009, Merrick and its affiliates owned approximately 37.4% of our Common Stock.
     The fair values of the equity, Note and put options were determined utilizing the assistance of independent valuation specialists. The proceeds of $20,000 were reduced by the value of the put options and the remaining amount was allocated to the equity and Note based on the relative fair value of each instrument. In addition, transaction costs of $2,386 were allocated to the equity and Note using the same relative fair value allocation. Closing fees of $750 due Merrick were treated as a reduction of proceeds, and as such, a portion of the closing fees was included as a discount on the Note.
     We recorded a note payable of $13,945 and equity of $4,825 (net of related issuance costs of $654) upon completion of the financing transaction. The note discount of $1,055 (of which $545 relates to closing fees due Merrick) and financing costs of $1,187 (which were recorded as a long-term asset) were amortized using the effective interest method at a rate of approximately 21.13%.
     In the year ended December 31, 2009, we recorded interest expense of $2,716, including amortization of financing costs of $523 and amortization of note discount of $465. In the year ended December 31, 2008, we recorded interest expense of $1,742, including amortization of financing costs of $319 and amortization of note discount of $285. We paid interest to Merrick of $1,858 and $975 in the years ended December 31, 2009 and 2008, respectively.
     Effective January 1, 2009, we entered into a consulting agreement with Merrick, under which we received certain consulting services for cash consideration of $100 per quarter, plus reasonable expenses, for a one year term. We paid $458 to Merrick for such services in 2009, and recognized $460 in expense within the general and administrative expense classification of operating costs and expenses in 2009. As of December 31, 2009, we have $2 recorded in accounts payable covering obligations under this agreement. As a result of work performed related to our acquisitions of etrials and Confirma, we paid Merrick a success fee of $200 and expensed such amount within the acquisition related expense classification of operating costs and expenses in 2009. Effective January 1, 2010, we entered into an amendment to extend the term of the consulting agreement with Merrick through December 31, 2011, and modified the payment terms from a flat fee arrangement per quarter to a per transaction or success based arrangement.
     On March 31, 2009, we entered into a value added reseller agreement with Merrick Healthcare Solutions, LLC (Merrick Healthcare). Under terms of the agreement, Merrick Healthcare purchased software licenses from us for $400. Payment of the entire balance was made on the date of the agreement. We recognized $400 in revenue in the first quarter of 2009 related to this transaction.
     In February 2010, we entered into a VAR agreement with Merrick Healthcare under which we may market, resell, or supply certain of their products and services. Under terms of the agreement, products and services will be purchased on a per unit basis from Merrick Healthcare. The agreement is in effect for 12 months and renews automatically at the end of the

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
term unless terminated by either party at least 30 days prior to the end of the current term.
(7) Other Long-Lived Assets
     On April 11, 2008, we signed an agreement to sell our French subsidiary, Merge Healthcare France SARL, to local management for no cash consideration. A loss on the disposition of the French subsidiary of $1,639 was recognized in the consolidated statement of operations in trade name impairment, restructuring and other expense during the year ended December 31, 2008. This transaction did not meet the accounting requirements for classification as a discontinued operation and, therefore, was accounted for as a disposal.
     On August 29, 2008, we sold our Cedara Software Services (India) Private Limited subsidiary (CSSI) located in India for $700. Included in the sale were fixed assets with a gross value of $506, and accumulated depreciation of $90 as of August 29, 2008. We received cash of $499 (net of fees) at closing, with the remaining $200 placed in escrow to cover any remaining liabilities and expenses. This transaction did not meet the accounting requirements for classification as a discontinued operation and, therefore, was accounted for as a disposal.
     In addition, we recorded a $542 charge in depreciation, amortization and impairment within our consolidated statement of operations during the second quarter of 2008 based on the fair value of certain fixed assets that were held for sale. These assets had been disposed of as of December 31, 2008.
(8) Shareholders’ Equity
Series 3 Special Voting Preferred Stock
     In June 2005, Merge issued one share of Series 3 Special Voting Preferred Stock to Computershare Trust Company of Canada, which serves as a trustee in voting matters on behalf of the holders of Merge Cedara ExchangeCo Limited (ExchangeCo) exchangeable shares. This share was cancelled in April 2009.
Series B Junior Participating Preferred Stock
     On September 6, 2006, Merge implemented a Shareholder Rights Plan. The Shareholder Rights Plan included the declaration of a dividend of one preferred share purchase right on each outstanding share of our Common Stock and the distribution of one such right with respect to each outstanding exchangeable share of our subsidiary, ExchangeCo. The adoption of the plan was intended to discourage discriminatory, coercive or unfair take-over bids and to provide the Board of Directors time to pursue alternatives to maximize shareholder value in the event of an unsolicited take-over bid. The rights become exercisable upon certain triggering events caused by a third party, person or group. Merge could redeem the rights for $0.001 per right.
     On June 12, 2008, we announced the redemption of all preferred share purchase rights outstanding. As provided for in the plan, we redeemed the rights for $0.001 per right. As a result, shareholders of record on June 23, 2008 received a dividend payment (in the third quarter of 2008) totaling $57 and this plan is no longer in effect.
Exchangeable Shares
     As part of our business combination with Cedara Software Corp. (Cedara) in June 2005, Merge issued 5,581,517 shares of our Common Stock to the shareholders of Cedara and granted rights for the issuance of 13,210,168 shares of Common Stock to shareholders of Cedara that held ExchangeCo exchangeable shares. The exchangeable shares were exchangeable on a one-for-one basis for our Common Stock. On February 13, 2009, we exercised our call right regarding redemption of the outstanding exchangeable shares. Final redemption occurred on April 15, 2009, and the exchangeable shares were delisted from the Toronto Stock Exchange following the close of trading on April 16, 2009. The respective weighted average number of these shares has been included within the number of shares of Common Stock used to calculate basic net income (loss) per share (see Note 14).
Registered Direct Offering
     On November 18, 2009, we sold 9,084,032 shares of our common stock pursuant to a registered direct public offering at a price of $3.00 per share. Proceeds from the transaction, net of $2,077 in agency fees and other direct offering expenses, were $25,175. We used $18,095 of the proceeds to repay our Note, including principal of $15,000, a prepayment penalty of $2,700, and accrued interest of $395.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
(9) Share-Based Compensation
     The following table summarizes share-based compensation expense related to share-based awards recognized during the years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007
Share-based compensation expense included in the statement of operations:
Services and maintenance (cost of sales)	$50	$81	$414
Sales and marketing	407	443	1,188
Product research and development	335	401	1,071
General and administrative	894	1,266	2,336
Goodwill and trade name impairment, restructuring and other expenses	—	1,970	—

Total	$1,686	$4,161	$5,009

     In 2007, there is a difference of $14 between the above amounts and the total amount of share-based compensation recorded in additional paid-in capital in the statement of shareholders’ equity due to share-based compensation incurred by product research and development personnel (who worked on capitalizable software development projects during this period). Such costs were included in capitalized developed software, and, therefore, not recorded as expense in the statement of operations.
     The $1,970 of expense recorded during the year ended December 31, 2008 relates to the acceleration of certain stock options and restricted stock for certain former officers as outlined in the respective individual’s employment agreement or restricted stock purchase agreement. In addition, these individuals, as of their respective separation dates, agreed to voluntarily forfeit any unexercised vested stock options.
Share-Based Compensation Plans
     We maintain four share-based employee compensation plans, including our employee stock purchase plan (ESPP), and one director option plan under which we grant restricted stock awards and options to acquire shares of our Common Stock to certain employees, non-employees, non-employee directors and to existing stock option holders in connection with the consolidation of option plans following an acquisition.
     Our 2005 Equity Incentive Plan (EIP) provides for awards of Common Stock, non-statutory stock options, incentive stock options, stock unit and performance unit grants and stock appreciation rights to eligible participants to equate to a maximum of 10.5 million shares of our Common Stock, of which incentive stock option grants are limited to 5.0 million shares. Under the EIP, new stock option grants have an exercise price equal to the fair market value of our Common Stock at the date of grant with the exception of the options granted in 2005 to replace existing Cedara options (Replacement Options). The Replacement Options, which we granted pursuant to a merger agreement with Cedara, had the same economic terms as the Cedara options that they replaced, adjusted for a conversion ratio and currency. The majority of the options issued under the EIP vest over a three or four-year period. As of December 31, 2009, incentive stock options to purchase 203,250 shares of our Common Stock, non-statutory stock options to purchase 4,712,334 shares of our Common Stock and restricted stock awards of 426,664 were outstanding under this plan.
     Upon approval of the EIP, we stated that we did not plan to issue any more options under our other stock option plans. Our 1996 Employee Stock Option Plan provided for the grant of options to purchase a maximum of 3,265,826 shares of our Common Stock. Our 1998 Director Stock Option Plan, for our non-employee directors, provided for the granting of options to purchase a maximum of 300,000 shares of our Common Stock. In addition, our Board of Directors adopted an equity compensation plan in connection with our acquisition on July 17, 2003 of RIS Logic. As of December 31, 2009, options to purchase 106,411 shares of our Common Stock were outstanding under these plans.
Stock Options
     We use the Black-Scholes option pricing model to estimate the fair value of stock option awards on the date of grant utilizing the assumptions noted in the following table. We expense the cost of stock option awards on a straight-line basis over the vesting period. Expected volatilities are based on the historical volatility of our stock and other factors. We use historical data to estimate option exercises and employee terminations within the valuation model. The expected term

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
of options represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods during the contractual life of the option is based on the U.S. Treasury rates in effect at the grant date.

	Years Ended December 31,
	2009	2008	2007
Dividend yield	0%	0%	0%
Expected volatility	100%	60% - 100%	55% - 65%
Risk—free interest rate	1.7% - 2.3%	1.6% - 3.2%	4.2% - 4.9%
Expected term (in years)	4.0	4.0	3.5 - 4.0
Weighted—average grant date fair value	$2.36	$0.65	$3.91
     The assumptions above are based on multiple factors, including the historical exercise patterns of employees in relatively homogeneous groups with respect to exercise and post-vesting employment termination behaviors, expected future exercise patterns for these same homogeneous groups, and the volatility of our stock price. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
     At December 31, 2009, there was $2,771 of unrecognized compensation cost related to stock option share-based payments. We expect this compensation cost to be recognized over a weighted-average period of 2.8 years.
     Stock option activity for the year ended December 31, 2009, was as follows:

			Weighted-Average
			Remaining
	Number	Weighted-	Contractual	Aggregate
	of	Average	Term	Intrinsic
	Options	Exercise Price	(In Years)	Value
Options outstanding, December 31, 2008	4,696,574	$4.01	6.2	$894
Options granted	625,000	3.46
Options exercised	—	—
Options forfeited and expired	(299,579)	10.27

Options outstanding, December 31, 2009	5,021,995	$3.57	5.5	$6,822

Options exercisable, December 31, 2009	2,076,212	$5.77	4.7	$2,044
Options exercisable, December 31, 2008	1,352,778	$9.04	4.0	$18
Options exercisable, December 31, 2007	1,831,917	$10.08	4.6	$1
     Other information pertaining to option activity was as follows:

	Years Ended December 31,
	2009	2008	2007
Total fair value of stock options vested	$5,419	$5,384	$3,155
Total intrinsic value of stock options exercised	$—	$—	$108

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
     The following table summarizes information about stock options outstanding at December 31, 2009:

Options Outstanding				Options Exercisable
		Weighted-
		average
		remaining	Weighted-		Weighted-
	Number of	contractual life	average	Number of	average
Range of exercise prices	shares	in years	exercise price	shares	exercise price
$0.57 — $0.68	1,400,000	5.7	$0.65	375,000	$0.64
$1.05 — $1.47	1,545,000	7.7	1.46	540,000	1.46
$3.01 — $6.01	1,153,063	4.6	4.18	344,717	5.03
$6.24 — $9.78	581,422	3.0	6.87	477,360	6.97
$12.96 — $24.88	342,510	2.1	17.44	339,135	17.37

	5,021,995	5.5	$3.57	2,076,212	$5.77

Restricted Stock Awards
     We have also granted restricted stock awards to employees under the EIP. A restricted stock award is an award of shares of our Common Stock that is subject to time-based vesting during a specified period, which is generally three years. Restricted stock awards are independent of option grants and may be subject to forfeiture if employment terminates prior to the vesting of the awards. Participants have full voting and dividend rights with respect to shares of restricted stock.
     We expense the cost of the restricted stock awards, which is determined to be the fair market value of the restricted stock awards at the date of grant, on a straight-line basis over the vesting period. For these purposes, the fair market value of the restricted stock award is determined based on the closing price of our Common Stock on the grant date.
     The following table presents a summary of the activity of our restricted stock awards:

			Weighted-Average
			Remaining
	Number	Weighted-Average	Vesting
	of	Grant-date	Term
	Shares	Fair Value	(In Years)
Restricted stock outstanding, December 31, 2008	479,997	$1.50	1.9
Restricted stock granted	—	—
Restricted stock vested	(53,333)	1.50
Restricted stock forfeited	—	—

Restricted stock outstanding, December 31, 2009	426,664	$1.50	0.9

     For the year ended December 31, 2009 the expense for restricted stock awards included in the consolidated statement of operations was $263. As of December 31, 2009, there was $186 of unrecognized compensation cost related to unvested restricted stock award share-based payments. We expect this compensation cost to be recognized over a weighted-average period of 0.9 years.
Employee Stock Purchase Plan
     We maintain an ESPP that allows eligible employees to purchase shares of our Common Stock through payroll deductions of up to 10% of eligible compensation on an after-tax basis. The eligible employees receive a 5% discount from the market price at the end of each calendar quarter. There is no stock-based compensation expense associated with our ESPP.
     Employees contributed $110, $100, and $88 during the years ended December 31, 2009, 2008, and 2007, respectively, to purchase shares of our Common Stock under the employee stock purchase plan.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
(10) Commitments and Contingencies
     From April 2006 to November 2009, we were subject to a formal SEC investigation related to our announcement, on March 17, 2006, that we would investigate allegations of improprieties related to financial reporting and revise our results of operations for the fiscal quarters ended June 30, 2005, and September 30, 2005. On November 4, 2009, the SEC filed a Complaint in federal court charging Merge with record-keeping violations but did not charge Merge with fraud nor assess any civil penalty against Merge. The Complaint enjoined Merge from making any future violations of the reporting, record-keeping and internal controls provisions under the Securities Exchange Act of 1934. In addition, two of Merge’s former executives were charged with accounting fraud in the Complaint.
     On June 1, 2009, Merge Healthcare was served with a Summons and Complaint in the Milwaukee County Circuit Court, State of Wisconsin, captioned William C. Mortimore and David M. Nosay v. Merge Technologies Inc. n/k/a Merge Healthcare Inc. [sic], Case Number 09CV008356, Case Code 30301. The Complaint includes a demand for a jury trial and alleges that Merge unreasonably refused Mortimore and Noshay’s request for indemnification; requests the court order that they are entitled to indemnification under Wisconsin Statute Section 180.0851(2); alleges breaches of certain employment agreements; and a breach of the covenant of good faith and fair dealing. Monetary damages being sought are unspecified. We have retained litigation counsel, notified our appropriate insurers and intend to vigorously defend this action.
     In addition to the matter discussed above, we are, from time to time, parties to legal proceedings, lawsuits and other claims incident to our business activities. Such matters may include, among other things, assertions of contract breach or intellectual property infringement, claims for indemnity arising in the course of our business and claims by persons whose employment has been terminated. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, we are unable to ascertain the ultimate aggregate amount of monetary liability, amounts which may be covered by insurance or recoverable from third parties, or the financial impact with respect to these matters as of the date of this report.
(11) Capital Leases and Operating Leases
     We assumed certain capital lease obligations associated with our acquisitions in 2009. As of December 31, 2009, the remaining obligations under these capital leases totaled $205. Equipment acquired under these capital leases had a cost of $438 and accumulated depreciation of $99 at December 31, 2009. Depreciation expense related to equipment acquired under capital leases was $99 in the year ended December 31, 2009, and is included in the depreciation, amortization and impairment line of operating costs and expenses in our condensed consolidated statement of operations.
     Payments due under our capital lease obligations are set forth in the following table for the periods indicated:

Capital
Leases
For the year ended December 31:
2010	$173
2011	46
2012	8
Thereafter	—

227
Less: Amount representing interest	22

Present value of future minimum lease payments	205
Less: Current portion of capital lease obligation	130

Capital lease obligation, net of current portion	$75

     We have non-cancelable operating leases at various locations. Our significant operating leases are all facility leases as set forth in the following table:

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)

	Square	End of Lease
Location	Footage	Term

Milwaukee, Wisconsin	36,000	April 2011
Mississauga, Ontario	24,000	February 2020
Bellevue, Washington	19,000	December 2011
Morrisville, North Carolina	17,000	September 2016
Chicago, Illinois	16,000	November 2013
Hudson, Ohio	10,000	December 2011
     In the third quarter of 2009, we entered into a new 10-year lease in Mississauga, Ontario, the primary location of Merge OEM. We began occupancy of the new leased space in the fourth quarter of 2009. Under terms of the lease, the landlord provided a tenant improvement allowance of $694, which is recorded in other current assets in our consolidated balance sheet as of December 31, 2009. We also entered into a new 7-year lease in our Morrisville, North Carolina location in the third quarter of 2009, which is the primary location of Merge eClinical. In addition, we abandoned approximately 5,000 square feet of leased space in our Bellevue, Washington facility, which is the primary location of Merge CAD. As a result of this action, we recorded a charge of $255 in the goodwill and trade name impairment, restructuring and other line of our statement of operations in the third quarter of 2009.
     Total rent expense for the years ended December 31, 2009, 2008 and 2007 was $1,420, $1,877, and $2,052, respectively, net of sub-lease income of zero, zero, and $168, respectively. Future minimum lease payments under all non-cancelable operating leases as of December 31, 2009, are:

2010	2,442
2011	2,222
2012	1,444
2013	1,239
2014	828
Thereafter	3,673

Total minimum lease payments	$11,848

     Income to be received under non-cancelable sub-leases as of December 31, 2009 is $214, $220, $226 and $75 for the years ended December 31, 2010, 2011, 2012 and 2013, respectively. The above obligations include lease payments related to facilities that we have either ceased to use or abandoned as of December 31, 2009. The related obligations for such facilities have been recorded as restructuring related accruals in our consolidated balance sheet as of December 31, 2009.
(12) Restructuring
     We incurred $1,545, $8,749, and $960 of restructuring charges during the years ended December 31, 2009, 2008, and 2007, respectively, in goodwill and trade name impairment, restructuring and other expenses in our statements of operations.
First Quarter 2008 Initiative
     On February 14, 2008, we announced a reduction in our worldwide headcount, including consultants, by approximately 160 individuals with the majority of those reductions having been completed on or before the announcement. This restructuring plan was designed to better align our costs with our anticipated revenues going forward and included personnel terminations from all parts of the organization. In 2008, we recognized restructuring related charges in our consolidated financial statements of $1,423, consisting of $1,139 in severance and related employee termination costs and $284 in contract exit costs, primarily consisting of future lease payments on our Burlington, Massachusetts leased office, which we vacated during the first quarter of 2008. In 2009, we recorded a credit of $84 related to this restructuring initiative as a result of an update to our estimate of contract exit cost obligations.
Second Quarter 2008 Initiative
     On June 4, 2008, we announced a change in executive management, reorganization of our operating business units and reduction in headcount by approximately 60 individuals. This restructuring plan was designed primarily to align our corporate costs and infrastructure with the size of the organization as well as to align business unit costs with anticipated

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
revenues going forward. In 2008, we recognized restructuring related charges in our consolidated financial statements of $7,326, consisting of $4,541 in severance and related employee termination costs, $1,970 of share-based compensation expense associated with the accelerated vesting of stock options and restricted stock for certain former officers and $815 in contract exit costs. In 2009, we recorded a credit of $90 related to this restructuring initiative as a result of an update to our estimate of contract exit cost obligations associated with the prior leased facility in Mississauga, Ontario. The contract exit costs primarily consist of future lease payments on the Alpharetta, Georgia office, which we abandoned in the second quarter of 2008. The severance costs are primarily related to payments to former officers. See Note 8 for further discussion of share-based compensation expense related to certain executive terminations.
Third Quarter 2009 Initiative
     On July 20, 2009, we completed a restructuring initiative to reduce our workforce by approximately 35 individuals. This action was taken concurrent with the acquisition of etrials based upon our assessment of ongoing personnel needs. As a result, we incurred $935 and $784 of severance and related costs in our Indirect and Direct segments, respectively, in the third quarter of 2009.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
     The following table shows the restructuring activity during the years ended December 31, 2009, 2008 and 2007:

	Employee	Lease &
	Termination	Contract
	Costs	Exit Costs	Total
Fourth Quarter 2006 Initiative
Balance at December 31, 2006	$1,997	$—	$1,997
Charges to expense	960	—	960
Payments	(2,826)	—	(2,826)

Balance at December 31, 2007	$131	$—	$131
Payments	(131)	—	(131)

Balance at December 31, 2008	$—	$—	$—

First Quarter 2008 Initiative
Balance at December 31, 2007	$—	$—	$—
Charges to expense	1,139	284	1,423
Payments	(1,103)	—	(1,103)
Foreign Exchange	(5)	—	(5)

Balance at December 31, 2008	$31	$284	$315
Charges to expense	—	(84)	(84)
Payments	(7)	—	(7)
Foreign Exchange	5	—	5

Balance at December 31, 2009	$29	$200	$229

Second Quarter 2008 Initiative
Balance at December 31, 2007	$—	$—	$—
Charges to expense	4,541	815	5,356
Payments	(3,959)	(354)	(4,313)
Foreign Exchange	(80)	(90)	(170)

Balance at December 31, 2008	$502	$371	$873
Charges to expense	$—	$(90)	(90)
Payments	(453)	(279)	(732)
Foreign Exchange	5	15	20

Balance at December 31, 2009	$54	$17	$71

Third Quarter 2009 Initiative
Balance at December 31, 2008	—	—	—
Charges to expense	1,719	—	1,719
Payments	(1,181)	—	(1,181)
Foreign exchange	41	—	41

Balance at December 31, 2009	579	—	579

Total Balance at December 31, 2009	$662	$217	$879

(13) Income Taxes
     Components of loss before income taxes for the years ended December 31, 2009, 2008, and 2007 are as follows:

	Years Ended December 31,
	2009	2008	2007
United States	$(5,435)	$(21,594)	$(135,575)
Foreign	5,585	(2,149)	(36,233)

	$150	$(23,743)	$(171,808)

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
     The provision for income taxes consists of the following for the years ended December 31, 2009, 2008, and 2007:

	Years Ended December 31,
	2009	2008	2007
Current:
Federal	$(238)	$(216)	$88
State	65	82	14
Foreign	38	249	—

Total current	(135)	115	102

Deferred:
Federal	—	82	(97)
State	—	(28)	(35)
Foreign	—	(229)	(210)

Total deferred	—	(175)	(342)

Total provision	$(135)	$(60)	$(240)

     Actual income taxes varied from the expected income taxes (computed by applying the statutory income tax rate of 34% for the years ended December 31, 2009, 2008 and 2007 to income before income taxes) as a result of the following:

	Years Ended December 31,
	2009	2008	2007

Expected tax expense (benefit)	$51	$(8,073)	$(58,415)
Total increase (decrease) in income taxes resulting from:
Nondeductible impairment of goodwill	—	—	41,606
Change in valuation allowance allocated to income tax expense	(377)	8,303	16,120
Research and experimentation credit	(63)	(178)	—
Share-based compensation	168	354	829
Nondeductible expenses	465	33	120
State and local income taxes, net of federal income tax benefit	(296)	(188)	(498)
Foreign income tax rate differential	24	(103)	560
Other	(107)	(208)	(562)

Actual income tax benefit	$(135)	$(60)	$(240)

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are presented as follows:

	December 31,
	2009	2008
Deferred tax assets:
Accrued wages	$290	$531
Deferred revenue	(267)	585
Depreciation	2,822	2,564
Research and experimentation credit carryforwards	4,892	3,951
Other credit carryforwards	2,295	2,627
Domestic loss carryforwards	52,933	21,185
Foreign loss carryforwards	13,565	13,658
Nonqualified stock options	1,422	1,744
Other	3,500	2,716

Total gross deferred tax assets	81,452	49,561
Less: asset valuation allowance	(69,555)	(42,387)

Net deferred tax asset	11,897	7,174

Deferred tax liabilities:
Software development costs and intangible assets	(2,365)	(181)
Intangibles—customer contracts & tradenames	(2,231)	(764)
Other	(2,538)	(1,466)

Total gross deferred liabilities	(7,134)	(2,411)

Net deferred tax asset	$4,763	$4,763

Included on balance sheet:
Current assets: deferred income taxes	$142	$217
Non—current asset: deferred income taxes	4,689	4,585
Non—current liabilities: deferred income taxes	(68)	(39)

Net deferred income taxes	$4,763	$4,763

     At December 31, 2009, we had U.S. federal net operating loss, capital loss, research credit and foreign tax credit carryforwards of $137,761, $3,607, $3,014 and $709 respectively, state net operating loss, capital loss and research credit carryforwards of $72,745, $3,607 and $631, respectively, foreign federal and provincial net operating loss carryforwards of $37,914 and $36,348, respectively, foreign and provincial capital loss carryforwards of $4,623 and $4,623, respectively, and foreign federal and provincial research credit carryforwards of $1,619 and $259, respectively. The U.S. federal net operating loss, research credit and foreign tax credit carryforwards expire in varying amounts beginning in 2010 and continuing through 2029, 2028 and 2018, respectively. The state net operating loss carryforwards expire in varying amounts beginning in 2010, and continuing through 2029 and the credit carryforwards expire in varying amounts beginning 2012 and continuing through 2024. The U.S. federal and state capital loss carryforwards will expire in 2013. The foreign tax credits expire in varying amounts beginning in 2012, and continuing through 2016. The foreign federal and provincial net operating loss carryforwards expire in varying amounts beginning in 2010, and continuing through 2028. Foreign and provincial capital losses may be carried forward indefinitely.
     Management has an obligation to review, at least annually, the components of our deferred tax assets. This review is to ascertain that, based upon the information available at the time of the preparation of financial statements, it is more likely than not, that we expect to utilize these future deductions and credits. In the event that management determines that it is more likely than not these future deductions, or credits, will not be utilized, a valuation allowance is recorded, reducing the deferred tax asset to the amount expected to be realized.
     Management’s analysis for 2009 resulted in a valuation allowance of $69,555 at December 31, 2009 for a majority of our Canadian and U.S. deferred tax assets. This decision is based upon many factors, both quantitative and qualitative, such as (1) significant unutilized operating loss and credit carryforwards, (2) limited cash refund carryback opportunities, (3) uncertain future operating profitability and (4) substantial organization and operating restructuring. We also considered the effect of U.S. Internal Revenue Code (Code) Section 382 on our ability to utilize existing net operating

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
loss and tax credit carryforwards. Section 382 imposes limits on the amount of tax attributes that can be utilized where there has been an ownership change as defined under the Code. We experienced an ownership change on June 4, 2008 and determined a majority of our U.S. and state net operating loss, capital loss and credit carryforwards will be subject to future limitation. The future limitation is in addition to any past limitations applicable to the net operating loss and credit carryforwards of previously acquired businesses. While application of Section 382 is complex and continues to be fully evaluated, we currently estimate deferred tax assets of $4 million related to net operating loss, capital loss and research tax credit carryforwards may be unrealizable due to Section 382 limitations. In addition, the acquired net operating loss and tax credit carryforwards of etrials and Confirma will be subject to future limitation under Section 382 as a result of their being acquired by us. While we are presently evaluating the impact of Section 382 on these acquired deferred tax assets, the valuation allowance established as of December 31, 2009 is considered necessary to reduce our deferred tax assets to the amount expected to be realized, based upon all available information at such time.
     The net increase in the valuation allowance for the years ending December 31, 2009, 2008, and 2007 was $27,168, $1,462 and $10,907, respectively. The 2009 increase was primarily attributable to valuation allowances established in connection with acquired net operating loss and credit carryforwards.
     There exist potential tax benefits for us associated with stock-based compensation. At December 31, 2009 and 2008, we had $1,022 and $988, respectively, of excess tax benefits related to vesting of restricted stock awards, nonqualified stock option exercises and disqualifying dispositions of employee incentive stock options. The income tax benefit related to excess tax benefits of stock-based compensation will be credited to paid-in-capital, when recognized, by reducing taxes payable.
     The total amount of unrecognized tax benefits as of December 31, 2009, 2008 and 2007 was $6,506, $6,485 and $6,070, respectively. We recognize interest and penalties in the provision for income taxes. Total accrued interest and penalties as of December 31, 2009 were $214 and $56, respectively. Total accrued interest and penalties as of December 31, 2008 were $178 and $56, respectively. Total interest included in tax expense for the years ended December 31, 2009, 2008 and 2007 were $36, $28 and $13, respectively. Total penalties included in tax expense for the years ended December 31, 2009, 2008 and 2007 were $0, $11 and $0, respectively.
     The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the years ended December 31, 2009, 2008 and 2007:

	December 31,
	2009	2008	2007
Balance at January 1	$6,485	$6,070	$5,747
Gross increases — tax positions in current year	21	415	323

Balance at December 31	$6,506	$6,485	$6,070

     The total amount of unrecognized tax benefits at December 31, 2009 and December 31, 2008 that, if recognized, would affect the effective tax rate is $6,140 and $6,120, respectively. The total amount of unrecognized tax benefits at December 31, 2007 that, if recognized in fiscal years beginning after December 15, 2008, would affect the effective tax rate is $5,706.
     We do not anticipate a significant change to the total amount of unrecognized tax benefits within the next twelve months.
     We file income tax returns in the U.S., various states and foreign jurisdictions. We are not currently under examination in the U.S. and Canada federal taxing jurisdictions for which years ending after 2005 remain subject to examination. Years prior to 2006 remain subject to examination to the extent net operating loss and tax credit carryforwards have been utilized after 2005, or remain subject to carryforward.
     We have recorded income tax expense on all profits, except for undistributed profits of non-U.S. subsidiaries, which are considered indefinitely reinvested. Determination of the amount of unrecognized deferred tax liability related to indefinitely reinvested profits is not feasible.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
(14) Earnings Per Share
     Basic and diluted net loss per share is computed by dividing loss available to common shareholders by the weighted average number of shares of Common Stock outstanding. Diluted earnings per share excludes the potential dilution that could occur based on the exercise of stock options and restricted stock awards, including those with an exercise price of more than the average market price of our Common Stock, because such exercise would be anti-dilutive. The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2009, 2008, and 2007.

	Years Ended December 31,
	2009	2008	2007
Numerator:
Net income (loss)	$285	$(23,683)	$(171,568)

Denominator:
Weighted average number of shares of Common Stock outstanding- basic	60,910,268	46,717,546	33,913,379
Effect of stock options	1,353,839	—	—
Effect of restricted stock	473,714	—	—

Denominator for net income (loss) per share — diluted	62,737,821	46,717,546	33,913,379

Net income (loss) per share — basic	$0.00	$(0.51)	$(5.06)

Net income (loss) per share — diluted	$0.00	$(0.51)	$(5.06)

     The weighted average number of shares of Common Stock outstanding used to calculate basic and diluted net loss includes exchangeable share equivalent securities for the years ended December 31, 2009, 2008, and 2007, of 207,529, 1,475,802, and 2,307,178, respectively.
     As a result of the loss in the years ended December 31, 2008 and 2007, incremental shares from the assumed conversion of employee stock options totaling zero, and 43,996, respectively, have been excluded from the calculation of diluted loss per share as their inclusion would have been anti-dilutive. As a result of the loss in the years ended December 31, 2008 and 2007, incremental shares from the assumed conversion of restricted stock awards totaling 1,086,719 and 172,323, respectively, have been excluded from the calculation of diluted loss per share as their inclusion would have been anti-dilutive.
     For the years ended December 31, 2009, 2008, and 2007, options to purchase 2,076,995, 3,296,574, and 3,850,352 shares of our Common Stock, respectively, had exercise prices greater than the average market price of the shares of Common Stock, and, therefore, are not included in the above calculations of net income (loss) per share.
     The following potentially dilutive Common Stock equivalent securities, including securities that may be considered in the calculation of diluted earnings per share, were outstanding as of December 31, 2009, 2008 and 2007.

	December 31,
	2009	2008	2007
Stock options	5,021,995	4,696,574	4,081,060
Restricted stock awards	426,664	479,997	1,699,995

	5,448,659	5,176,571	5,781,055

(15) Employee Benefit Plan
     We maintain defined contribution retirement plans (a 401(k) profit sharing plan for the U.S. employees and RRSP for the Canadian employees), covering employees who meet the minimum service requirements and have elected to participate. We made matching contributions (under the 401(k) profit sharing plan for the U.S. employees and DPSP for the Canadian employees) equal to a maximum of 3.0% in the years ended December 31, 2009, 2008 and 2007. Our matching contributions totaled $469, $386, and $730 for the years ended December 31, 2009, 2008, and 2007, respectively.
(16) Segment Information
     On June 30, 2009, we enhanced our financial reporting process to allow us to obtain discrete operating results for our business units. As a result, effective in the third quarter of 2009, we have reportable segments, which we have

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
designated as Direct and Indirect. These reportable segments are based on business unit operations that have similar economic characteristics. The Direct segment primarily sells directly to the end-users located primarily in the U.S. and Canada, and also distributes certain products through the Internet via our website. This segment consists of the Merge Fusion U.S., Merge eClinical and Requisite business units. The Indirect segment primarily sells software products and related services to Original Equipment Manufacturers, Value Added Resellers and distributors world-wide. This segment consists of the Merge OEM, Merge CAD and Merge Fusion EMEA business units.
     We evaluate the performance of these segments based on their respective revenues and operating income. The following table provides segment information for the period indicated.

	Year Ended December 31, 2009
	Indirect	Direct	Total
Net sales:
Software and other	$24,025	$9,012	$33,037
Service and maintenance	9,380	24,424	33,804

Total net sales	$33,405	$33,436	$66,841
Expenses	23,773	26,582	50,355

Segment income	$9,632	$6,854	16,486

Net corporate/other expenses (1)			16,336

Income before income taxes			$150

(1)	Net corporate/other expenses include public company costs, share-based compensation, certain amortization not attributable to business segments, corporate administration costs, acquisition-related expenses and net interest expense.

			Corporate/
	Indirect	Direct	Other	Consolidated
Depreciation and amortization
Year ended December 31, 2009	$1,452	$2,668	$1,969	$6,089

Assets as of December 31, 2009	$38,438	$46,271	$15,540	$100,249

     The following tables provide revenue by segment for the periods indicated. Segment profit will not be restated for periods prior to December 31, 2008, as there were significant operational changes during 2008 that will not allow us to capture comparable historical information through our financial reporting system, and it would be impracticable for us to do so. The 2008 and 2007 net sales amounts below have been restated based on our updated segment reporting structure in 2009.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)

	Year Ended December 31, 2008
	Indirect	Direct	Total
Net sales:
Software and other	$16,772	$10,789	$27,561
Service and maintenance	11,738	17,436	29,174

Total net sales	$28,510	$28,225	$56,735

	Year Ended December 31, 2007
	Indirect	Direct	Total
Net sales:
Software and other	$15,117	$14,473	$29,590
Service and maintenance	10,407	19,575	29,982

Total net sales	$25,524	$34,048	$59,572

Cash in Excess of Federally Insured Amount
     Substantially all of our cash and cash equivalents are held at a few financial institutions located in the U.S., Canada and the Netherlands. Deposits held with these banks exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and, therefore, bear minimal risk.
Net Sales and Accounts Receivable
     The majority of our clients are OEMs, imaging centers, hospitals, contract research organizations, health IT, device and pharmaceutical companies. If significant adverse macro-economic factors were to impact these organizations, it could materially adversely affect us. Our access to certain software and hardware components is dependent upon single and sole source suppliers. The inability of any supplier to fulfill our supply requirements could affect future results.
     Foreign sales account for approximately 23%, 24%, and 22% of our net sales for the years ended December 31, 2009, 2008, and 2007, respectively. For the years ended December 31, 2009, 2008, and 2007, sales in foreign currency represented approximately 2%, 5%, and 6%, respectively, of our net sales.
     The following tables present certain geographic information, based on location of customer:

	Net Sales for the Years Ended December 31,
	2009	2008	2007
United States of America	$51,318	$43,305	$46,330
Europe	7,216	6,924	7,244
Japan	3,407	3,717	3,232
Korea	1,534	443	263
Canada	1,361	1,206	1,236
Other	2,005	1,140	1,267

Total net sales	$66,841	$56,735	$59,572

	Long-Lived Assets at December 31,
	2009	2008
United States of America	$3,342	$1,762
Canada	527	185
Europe	5	16
Other	3	11
     Long-lived assets represent property, plant and equipment, net of related depreciation. Long-lived assets in service at the China office were not material as of December 31, 2009 and 2008.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
(17) Quarterly Results (unaudited)

	2009 Quarterly Results
	March 31	June 30	September 30	December 31
Net sales	$15,309	$15,353	$16,907	$19,272
Gross margin	11,279	11,477	12,006	12,702
Income (loss) before income taxes	2,864	467	(907)	(2,274)
Net income (loss)	2,842	446	(936)	(2,067)
Basic income (loss) per share	$0.05	$0.01	$(0.02)	$(0.03)
Diluted income (loss) per share	0.05	0.01	(0.02)	(0.03)

	2008 Quarterly Results
	March 31	June 30	September 30	December 31
Net sales	$13,743	$13,315	$14,616	$15,061
Gross margin	8,053	8,102	10,032	10,476
Income (loss) before income taxes	(7,832)	(18,581)	697	1,973
Net income (loss )	(7,832)	(18,197)	428	1,918
Basic income (loss) per share	$(0.23)	$(0.45)	$0.01	$0.03
Diluted income (loss) per share	(0.23)	(0.45)	0.01	0.03
     Net loss for the quarterly period ended December 31, 2009, includes a charge of $3,329 for the extinguishment of our debt, including prepayment penalty and the write-off of the remaining balances of the issuance costs and note discount.
(18) Subsequent Events
     Effective as of February 28, 2010, we entered into a Merger Agreement to acquire AMICAS, Inc. (AMICAS). Under the terms of the Merger Agreement, we will commence to tender offer to acquire all of the outstanding shares of common stock of AMICAS for consideration per share of $6.05 in cash, without interest, which is expected to be approximately $248 million. We plan to finance the transaction with $200,000 of financing from Morgan Stanley Senior Funding, Inc., with whom we have executed a definitive commitment letter, through the sale of high yield notes or a bridge financing, in addition to cash already available at the two companies and the issuance of preferred and common stock with respect to which we have received $40,000 of pre-funded proceeds from investors. Although we have not entered into a formal Preferred Stock Agreement with these investors, we have signed commitment letters that provide the investors a 2% commitment fee, the issuance of up to 9 million shares of Common Stock (subject to $50,000 of total proceeds being received) and cumulative dividends at an anticipated rate of 15%, among other negotiated terms. We have placed $30,000 of the pre-funded proceeds in escrow pursuant to the Merger Agreement and may be required to release the escrow under certain circumstances. In connection with these transactions, we have already incurred and anticipate incurring significant costs related to the acquisition, debt offering and preferred stock. We anticipate total costs of these transactions to be incurred by both parties, including a break-up fee owed to a former potential acquiror of AMICAS, will approximate $32,000. The Merger Agreement contains certain conditions to our obligation to complete the tender offer, including a successful tender of approximately 54% of the outstanding shares of common stock of AMICAS, antitrust clearance and other regulatory approvals. We anticipate the acquisition will close in the second quarter of 2010.
(19) Guarantor Subsidiaries
     On April 28, 2010, Merge Healthcare Incorporated (Parent) issued $200,000 of 11.75% Senior Secured Notes (Notes). The obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by all of our current and future 100% owned domestic restricted subsidiaries (Guarantors). No other subsidiaries guarantee the Notes. The Notes and guarantees are secured by a first-priority lien on certain collateral which comprises substantially all of the Parent and Guarantors’ tangible and intangible assets, subject to certain exceptions. The following tables present the condensed consolidating balance sheets at December 31, 2009 and 2008, the condensed consolidating statements of operations for the years ended December 31, 2009, 2008 and 2007 and the condensed consolidating statements of cash flows for the years ended December 31, 2009, 2008 and 2007. The statements include the Parent, Guarantor and Non-Guarantor entities along with the eliminations necessary to arrive at the information on a consolidated basis.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
     General corporate expenses, including public company costs, certain amortization, corporate administration costs, acquisition-related expenses and net interest expense, are included in the results of the Parent.
CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents (including restricted cash)	$5,383	$9,081	$5,157	$—	$19,621
Accounts receivable, net	—	9,990	7,229	—	17,219
Intercompany receivables	17,840	—	—	(17,840)	—
Other current assets	1,009	3,482	1,417	—	5,908

Total current assets	24,232	22,553	13,803	(17,840)	42,748
Net property and equipment	306	3,035	536	—	3,877
Purchased and developed software, net	2,659	9,735	227	—	12,621
Customer relationships and trade names, net	1,343	5,372	—	—	6,715
Goodwill	—	28,749	—	—	28,749
Investment in and advances to subsidiaries	40,313	(716)	—	(39,597)	—
Other assets	4,838	2,811	769	(2,879)	5,539

Total assets	$73,691	$71,539	$15,335	$(60,316)	$100,249

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$947	$2,392	$1,105	$—	$4,444
Deferred revenue	—	13,410	2,169	—	15,579
Intercompany payables	—	4,331	32,196	(36,527)	—
Other accrued liabilities	450	2,832	1,212	—	4,494

Total current liabilities	1,397	22,965	36,682	(36,527)	24,517
Other long-term liabilities	4,157	1,197	5,120	(2,879)	7,595

Total liabilities	5,554	24,162	41,802	(39,406)	32,112
Total shareholders’ equity	68,137	47,377	(26,467)	(20,910)	68,137

Total liabilities and shareholders’ equity	$73,691	$71,539	$15,335	$(60,316)	$100,249

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents (including restricted cash)	$10,374	$2,860	$4,614	$—	$17,848
Accounts receivable, net	—	7,187	5,592	—	12,779
Intercompany receivables	14,537	875	—	(15,412)	—
Other current assets	1,091	1,160	746	—	2,997

Total current assets	26,002	12,082	10,952	(15,412)	33,624
Net property and equipment	621	1,141	212	—	1,974
Purchased and developed software, net	4,537	217	899	—	5,653
Customer relationships and trade names, net	2,291	—	—	—	2,291
Investment in and advances to subsidiaries	(8,821)	—	—	8,821	—
Other assets	5,604	2,780	5,690	(2,879)	11,195

Total assets	$30,234	$16,220	$17,753	$(9,470)	$54,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,507	871	1,658	—	4,036
Deferred revenue	—	11,112	5,038	—	16,150
Intercompany payables	—	—	34,496	(34,496)	—
Other accrued liabilities	1,457	1,369	2,358	—	5,184

Total current liabilities	2,964	13,352	43,550	(34,496)	25,370
Note payable	14,230	—	—	—	14,230
Other long-term liabilities	4,199	54	4,922	(2,879)	6,296

Total liabilities	21,393	13,406	48,472	(37,375)	45,896
Total shareholders’ equity	8,841	2,814	(30,719)	27,905	8,841

Total liabilities and shareholders’ equity	$30,234	$16,220	$17,753	$(9,470)	$54,737

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2009
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$36,359	$30,482	$—	$66,841
Cost of sales	—	12,629	6,748	—	19,377

Gross margin	—	23,730	23,734	—	47,464
Selling, research and development, general and and administrative expenses	(1,695)	21,021	13,571	—	32,897
Acquisition-related expenses	1,212	13	—	—	1,225
Restructuring and other expenses	(180)	1,039	754	—	1,613
Depreciation and amortization	884	1,477	405	—	2,766

Total operating costs and expenses	221	23,550	14,730	—	38,501

Operating income (loss)	(221)	180	9,004	—	8,963
Equity in net income of subsidiaries	5,770	(65)	—	(5,705)	—
Other, net	(5,437)	(149)	(3,227)	—	(8,813)

Other income (expense)	333	(214)	(3,227)	(5,705)	(8,813)

Income (loss) before income taxes	112	(34)	5,777	(5,705)	150
Income tax expense (benefit)	(173)	—	38	—	(135)

Net income (loss)	$285	$(34)	$5,739	$(5,705)	$285

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$27,898	$28,837	$—	$56,735
Cost of sales	—	10,554	9,518	—	20,072

Gross margin	—	17,344	19,319	—	36,663
Selling, research and development, general and and administrative expenses	2,995	21,553	18,466	—	43,014
Trade name impairment, restructuring and other expenses	6,122	611	5,083	—	11,816
Depreciation and amortization	1,662	952	916	—	3,530

Total operating costs and expenses	10,779	23,116	24,465	—	58,360

Operating income (loss)	(10,779)	(5,772)	(5,146)	—	(21,697)
Equity in net loss of subsidiaries	(12,222)	—	—	12,222	—

Other income (expense)	(12,920)	151	(1,499)	12,222	(2,046)

Loss before income taxes	(23,699)	(5,621)	(6,645)	12,222	(23,743)
Income tax expense (benefit)	(16)	(161)	117	—	(60)

Net loss	$(23,683)	$(5,460)	$(6,762)	$12,222	$(23,683)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$36,406	$23,166	$—	$59,572
Cost of sales	—	19,281	10,067	—	29,348

Gross margin	—	17,125	13,099	—	30,224
Selling, research and development, general and and administrative expenses	5,301	31,724	32,097	—	69,122
Goodwill impairment, restructuring and other expenses	82,967	23,841	17,323	—	124,131
Depreciation, amortization and impairment	6,384	965	860	—	8,209

Total operating costs and expenses	94,652	56,530	50,280	—	201,462

Operating loss	(94,652)	(39,405)	(37,181)	—	(171,238)
Equity in net loss of subsidiaries	(78,852)	—	—	78,852	—
Other, net	1,395	663	(2,628)	—	(570)

Other income (expense)	(77,457)	663	(2,628)	78,852	(570)

Loss before income taxes	(172,109)	(38,742)	(39,809)	78,852	(171,808)
Income tax expense (benefit)	(541)	288	13	—	(240)

Net loss	$(171,568)	$(39,030)	$(39,822)	$78,852	$(171,568)

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$285	$(34)	$5,739	$(5,705)	$285
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, amortization and impairment	884	3,530	1,675	—	6,089
Share-based compensation	654	680	352	—	1,686
Amortization of note payable issuance costs & discount	1,533	—	—	—	1,533
Realized loss on investment	—	—	3,624	—	3,624
Provision for doubtful accounts receivable and sales returns, net of recoveries	—	410	6	—	416
Net change in assets and liabilities (net of effects of acquisitions)	(14,241)	4,054	(10,121)	5,705	(14,603)

Net cash provided by (used in) operating activities	(10,885)	8,640	1,275	—	(970)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(1,502)	(1,250)	—	—	(2,752)
Purchases of property, equipment, and leasehold improvements	—	(583)	(538)	—	(1,121)
Intercompany advances	(3,039)	—	—	3,039	—
Change in restricted cash	338	(150)	—	—	188
Proceeds from sale of equity investment	—	—	886	—	886

Net cash provided by (used in) investing activities	(4,203)	(1,983)	348	3,039	(2,799)

Cash flows from financing activities:
Intercompany advances	—	4,119	(1,080)	(3,039)	—
Proceeds from issuance of Common Stock	25,175	—	—	—	25,175
Proceeds from exercise of stock options and employee stock purchase plan	110	—	—	—	110
Principal payments on notes	(15,000)	(4,570)	—	—	(19,570)
Principal payments in capital leases	—	(111)	—	—	(111)

Net cash provided by (used in) financing activities	10,285	(562)	(1,080)	(3,039)	5,604

Net increase (decrease) in cash and cash equivalents	(4,803)	6,095	543	—	1,835
Cash and cash equivalents (net of restricted cash), beginning of period	9,916	2,697	4,614	—	17,227 (1)

Cash and cash equivalents (net of restricted cash), end of period	$5,113	$8,792	$5,157	$—	$19,062 (2)

(1)	Net of restricted cash of $621 at December 31, 2008.

(2)	Net of restricted cash of $559 at December 31, 2009.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net loss	$(23,683)	$(5,460)	$(6,762)	$12,222	$(23,683)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, amortization and impairment	2,248	2,375	2,186	—	6,809
Share-based compensation	2,708	693	760	—	4,161
Loss on disposal of subsidiaries	(436)	—	1,906	—	1,470
Amortization of note payable issuance costs & discount	604	—	—	—	604
Trade name impairment	1,060	—	—	—	1,060
Other-than-temporary impairment on equity investments	—	—	1,435	—	1,435
Provision for doubtful accounts receivable and sales returns, net of recoveries	—	241	75	—	316
Deferred income taxes	(11)	(163)	(1)	—	(175)
All other non-cash adjustments and changes in operating assets and liabilities	9,241	(4,102)	1,510	(12,222)	(5,573)

Net cash used in operating activities	(8,269)	(6,416)	1,109	—	(13,576)

Cash flows from investing activities:
Purchases of property, equipment, and leasehold improvements	(346)	(81)	(112)	—	(539)
Intercompany advances	(925)	(228)	—	1,153	—
Cash received on sale of subsidiary	499	—	—	—	499
Change in restricted cash	(258)	—	—	—	(258)

Net cash provided by (used in) investing activities	(1,030)	(309)	(112)	1,153	(298)

Cash flows from financing activities:
Intercompany advances	—	—	1,153	(1,153)	—
Proceeds from issuance of note, net of non-cash discount of $510	14,490	—	—	—	14,490
Proceeds from issuance of Common Stock	5,479	—	—	—	5,479
Note and stock issuance costs paid	(2,386)	—	—	—	(2,386)
Proceeds from exercise of stock options and employee stock purchase plan	100	—	—	—	100
Repurchase of Common Stock	(47)	—	—	—	(47)
Dividends paid	(57)	—	—	—	(57)

Net cash provided by financing activities	17,579	—	1,153	(1,153)	17,579

Effect of exchange rates on cash and cash equivalents	—	—	(115)	—	(115)

Net increase (decrease) in cash and cash equivalents	8,280	(6,725)	2,035	—	3,590
Cash and cash equivalents (net of restricted cash), beginning of period	1,636	9,422	2,579	—	13,637 (1)

Cash and cash equivalents (net of restricted cash), end of period	$9,916	$2,697	$4,614	$—	$17,227 (2)

(1)	Net of restricted cash of $363 at December 31, 2007.

(2)	Net of restricted cash of $621 at December 31, 2008.

Merge Healthcare Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(In thousands, except for share and per share data)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net loss	$(171,568)	$(39,030)	$(39,822)	$78,852	$(171,568)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, amortization and impairment	6,506	6,823	3,417	—	16,746
Share-based compensation	1,368	2,258	1,383	—	5,009
Goodwill impairment	82,950	23,471	16,750	—	123,171
Other-than-temporary impairment on equity investments	—	—	1,166	—	1,166
Provision for doubtful accounts receivable and sales returns, net of recoveries	—	1,048	52	—	1,100
Deferred income taxes	(202)	—	—	—	(202)
All other non-cash adjustments and changes in operating assets and liabilities	71,995	1,128	1,716	(78,852)	(4,013)

Net cash used in operating activities	(8,951)	(4,302)	(15,338)	—	(28,591)

Cash flows from investing activities:
Purchases of property, equipment, and leasehold improvements	(1,245)	(355)	(1,065)	—	(2,665)
Intercompany advances	(15,584)	—	—	15,584	—
Change in restricted cash	(200)	—	—	—	(200)
Capitalized software development	3	(649)	(171)	—	(817)

Net cash provided by (used in) investing activities	(17,026)	(1,004)	(1,236)	15,584	(3,682)

Cash flows from financing activities:
Intercompany advances	—	—	15,584	(15,584)	—
Proceeds from exercise of stock options and employee stock purchase plan	214	—	—	—	214

Net cash provided by financing activities	214	—	15,584	(15,584)	214

Effect of exchange rates on cash and cash equivalents	—	—	(86)	—	(86)

Net increase (decrease) in cash and cash equivalents	(25,763)	(5,306)	(1,076)	—	(32,145)
Cash and cash equivalents (net of restricted cash), beginning of period	27,399	14,728	3,655	—	45,782 (1)

Cash and cash equivalents (net of restricted cash), end of period	$1,636	$9,422	$2,579	$—	$13,637 (2)

(1)	Net of restricted cash of $163 at December 31, 2006.

(2)	Net of restricted cash of $363 at December 31, 2007.